Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Amendment No. 1 to the Registration Statement (Form S-4) of Nanometrics Incorporated, and to the incorporation by reference therein of our report dated February 15, 2019, with respect to the consolidated financial statements of Rudolph Technologies, Inc., and the effectiveness of internal control over financial reporting of Rudolph Technologies, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Iselin, New Jersey

September 6, 2019